Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except as the context otherwise requires, references in this Current Report to “MXenergy,”  “the Company,” “we,” “us,” “our,” or similar terms refer to MxEnergy Holdings Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a retail energy marketing company primarily engaged in the marketing and sale of natural gas and electricity to residential and commercial accounts throughout the eastern half of the United States and in Ontario, Canada. We serve a diverse portfolio of customers across several local distribution companies, or LDC, markets with both fixed rate and variable rate contracts. This diversification in customer segment, geography, and sales product helps to mitigate our risk from volatility in market prices and weather-related demand. We intend to maximize operating income through continued customer growth, improved operational performance, opportunistic acquisitions and the efficient procurement and risk management of our commodity supply positions. As natural gas accounts for over 98% of our sales, the operating results of the electricity segment, which was initiated in 2004, are not discussed herein. On November 1, 2005, MXenergy acquired certain natural gas customer contracts of Castle Power LLC, or Castle. In connection with such acquisition, MXenergy added the mid-market commercial natural gas segment. As the mid-market commercial natural gas segment was established in fiscal year 2006 and accounts for approximately 10% and 5% of MXenergy’s total sales for the year ended June 30, 2006 and the three and six months ended December 31, 2006, respectively, the operating results of such segment are not discussed herein.

MXenergy was formed in 1999 as a retail energy marketer. As of December 31, 2006, we served approximately 641,300 residential customer equivalents, or RCEs (each reflecting 100 MMBtus of annual gas consumption or 10 MWhrs of annual electricity consumption) across 28 LDC gas markets and six electricity market areas in 12 states and Ontario, Canada. The business has expanded through a combination of organic growth and acquisitions. Over the past three years, we acquired substantially all of the assets of Shell Energy Services Company L.L.C., or SESCo, (such transaction is referred to herein as the SESCo acquisition), a portfolio of 315,000 natural gas RCEs throughout Georgia and Ohio, the shares of Total Gas & Electric, Inc., or TG&E, a portfolio of 103,000 gas and electricity RCEs throughout New York and New Jersey, and a portfolio of 2,200 mid-market commercial customers (representing approximately 53,000 RCEs) from Castle also based in New York and New Jersey. In addition to SESCo, TG&E and Castle, we have successfully completed the acquisition of four customer portfolios since our inception. SESCo’s operating activities included Percent of Income Payment Plan, or PIPP, accounts for the three and six months ended December 31, 2005. The PIPP account contract expired on March 31, 2006 with the Dominion of East Ohio utility and is not expected to recur. SESCo’s PIPP accounts represented approximately 142,500 RCEs at March 31, 2006. We did not acquire any PIPP accounts in connection with the SESCo acquisition.

Our financial performance is affected by many factors. Approximately 61% of our RCEs are billed for commodity charges directly by the LDC on our behalf. We are exposed to credit risk from utilities that collect and remit customer payments as well as from a number of customers that pay us directly. Our operating results would be negatively affected by defaults in such payments. Receivables from approximately 52% of our RCEs are guaranteed by LDCs, the vast majority of which are investor-owned utilities with an investment grade rating from Moody’s or Standard & Poor’s. The remaining 48% of our annual volume is exposed to credit risk of the end use customer.

Our risk management strategy is to hedge 100% of our forecasted volumes on our fixed price customer contracts. The sufficiency of such hedges is affected by unanticipated attrition and by changes in weather-related volumetric demand. Average in-contract customer attrition for the fiscal years 2003 through 2006 was approximately 23%. Attrition for the three months and six months ended December 31, 2006 was approximately 7% and 15%, respectively, resulting in an annualized rate of 28% and 30%, respectively. For both the three months and six months ended December 31, 2006, attrition includes customer losses experienced in connection with the SESCo acquisition as well as challenging pricing and market conditions. January and February 2007 results continue to be impacted by above average annualized attrition of approximately 30%. The loss of customer accounts in all the above mentioned periods was primarily due to: (i) customer initiated switches, (ii) residential moves and (iii) customer payment defaults. We use historical experience to determine the amount of in-contract attrition to project demand from fixed price customers over the terms of their contracts. If the actual demand from fixed price customers is significantly different from our projection, we may suffer financial losses if the market price of gas has increased or decreased from the original hedge price. Customer demand is also impacted by weather. We use utility-provided historical, actual or forward projected customer volumes as a basis for our forecasted volumes and mitigate the risk of winter volume fluctuation for some customers by purchasing excess fixed rate hedges by up to 10% of normalized winter projections. Should winter weather demand exceed our weather-normalized projections, we may suffer a negative impact on financial results.

We use both physical instruments and derivative financial instruments to reduce our exposure to fluctuations in the price of natural gas. We account for derivatives under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. SFAS No. 133 requires all derivatives to be carried on the balance sheet at fair value. We enter into physical forward contracts to purchase and sell natural gas and power. Such contracts are derivative financial instruments based on the provisions of SFAS No. 133. As of December 31, 2006, MXenergy had documented that all of these physical forward purchase and sale contracts met the “normal purchases and normal sales” exception under SFAS No. 133 and accordingly such contracts were not carried on the balance sheet at fair value. All contracts documented for the “normal purchases and normal sales” exception are accounted for as executory contracts with the corresponding purchase and sale recorded for accounting purposes at the time title to the natural gas or power passes. If a derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive income and recognized as a component of cost of natural gas and electricity sold in the condensed consolidated statements of operations when the hedged item affects earnings. Derivatives that are not designated as hedges or that do not qualify for hedge accounting treatment must be adjusted to fair value through earnings. Since we have not designated any of our derivatives as cash flow hedges, any change in the forward price of natural gas or electricity will be reflected in the statement of operations as unrealized gains or losses from risk management activities. The underlying fixed price contracts that are being hedged do not meet the definition of a derivative under SFAS No. 133 and as a result, the corresponding change in fair value of these customer contracts is not reflected in the statement of operations. The application of this accounting treatment results in earnings volatility.

In addition to the volatility described above, we incur volatility from quarter to quarter associated with gains and losses on settled hedges relating to natural gas in inventory. Inventory is typically purchased from April to October and drawn down from November through March. Since a portion of the inventory is used to satisfy delivery obligations to fixed priced accounts over the winter months, we hedge the associated price risk using NYMEX based derivative contracts. Any gains or losses associated with settled derivative contracts are reflected in the statement of operations as a component of cost of goods sold under the caption “Realized gains or losses from risk management activities.” As a portion of these settled hedges are used to mitigate the price risk associated with the inventory purchases, we may experience a timing difference between when the gain or loss on the hedge is recognized in the statement of operations and when the gas is consumed by the customer and sales are recognized.

We rely on utilities to provide billing and collection of receivables from residential and small commercial customers as well as to provide other services. Approximately 52% of our volumetric RCEs are guaranteed by the utilities at a weighted average discount rate of approximately 1%. Should a utility increase the discount or discontinue the guarantee of such receivables, the forecasted margin for the fixed rate contracts currently in place may be reduced. Incorporated into the calculation of our fixed prices are also prevailing billing charges, switching fees, volumetric conversion rates, and other such factors. Though we are advised in advance of future changes in these items through tariff filings and notices by the utilities, ultimate changes in these charges, fees, rates and other factors could take place prior to the termination date of current fixed price contracts and could negatively impact projected margin on these contracts.

We market to new customers using direct mail, internet, telemarketing, and door to door channels. Based on historical experience plus costs associated with specific contracts, our marketing costs for a new customer are estimated and revised from time to time. Should marketing expenses exceed those which we have forecasted, our financial results can be negatively impacted.

In determining the selling price for fixed and variable customers, we target a per unit gross profit rather than a percentage gross margin. The target margin is set in relation to the cost of acquiring new customers with the objective of earning a contribution margin in excess of the acquisition cost of a customer within the first year. We consider all direct variable costs associated with servicing new customers prior to application of the per unit margin. Since we are targeting a per unit gross profit and commodity prices are highly volatile, a gross margin percentage would not be a meaningful indicator of financial performance.

Market and Regulatory

We currently serve natural gas customers in 28 LDC markets in 11 states and Ontario, Canada and electricity in six market areas in two states. Among other things, tariff filings by LDCs for changes in the billing rate to their regulated customers in the markets in which we operate, may significantly impact the viability of our sales and marketing plans and our overall operating and financial results. Although regulatory requirements are determined, administered and monitored by the public utility commission, or PUC, of each state, operating rules and rate filings for each utility are unique. Accordingly, we generally treat each utility distribution territory as a distinct market.

Natural Gas

We provide natural gas to approximately 628,200 RCEs in 28 LDC markets within Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Maryland, New Jersey, New York, Ohio, Pennsylvania and Ontario, Canada. Due to recent and significant decreases in the price of natural gas, a number of LDCs have decreased rates to their regulated customers. Although the impact of these price decreases cannot currently be estimated, they are not anticipated to adversely impact our financial results.

In Ohio, we provide natural gas service to residential and small commercial customers in the Dominion East Ohio Gas, or DEO, Vectren and the Columbia Gas of Ohio service areas. In May 2006, the PUC of Ohio approved the first phase of a plan whereby DEO will exit the merchant function. The first phase was a wholesale auction of the supply associated with the customers served by the utility which took place on August 28, 2006 and was approved by the PUC of Ohio on August 29, 2006. The second phase is anticipated to start by 2008 and will involve the transfer of the utility customers to retail energy marketers. We are taking an active role in the regulatory process for reviewing and implementing rules that will govern phase two of the deregulation plan. While the ultimate outcome of this is unknown, at this point, the process it is not expected to adversely impact our financial results. During January 2007, we obtained our gas marketer license to market natural gas in the Terasen market in British Columbia. We do not expect that sales in the Terasen market will have a significant impact on our business.

As natural gas accounts for approximately 98% of our sales, our operating results are significantly impacted by the price movement in natural gas. Price volatility in the natural gas market generally exceeds volatility in most energy and other commodity markets. There are various factors that contribute to price volatility in the natural gas market, including basic supply and demand, pipeline capacity, storage capacity and weather. The prices of natural gas during the six months ended December 31, 2006 were at a two-year low, which provides us with both opportunities and challenges. During our recent history we have been able to effectively manage our business through volatile market conditions.

Electricity

We provide electricity to approximately 13,100 RCEs in six market areas within the states of New York and Massachusetts. There are no current rate cases or filings in the states of New York or Massachusetts that are anticipated to impact our financial results.

The SESCo Acquisition and Related Transactions

On August 1, 2006, MXenergy acquired substantially all of the assets of SESCo, a wholly owned subsidiary of Shell Oil Company and retail energy marketer, which as of that date, supplied natural gas to approximately 315,000 residential and small commercial RCEs in the deregulated markets of Georgia and Ohio. In addition to expanding our relationships with customers in two LDC markets we already served in Ohio, the SESCo acquisition also expanded our operations in Ohio to include customers served by Vectren and added Georgia to the list of states in which we operate. The total purchase price for the SESCo acquisition was approximately $126.0 million.

As a result of the SESCo acquisition, our customer mix changed. MXenergy’s historical percentage of fixed price customers decreased from 70% to 60% after the SESCo acquisition. The higher percentage of variable priced accounts created diversity in the overall supply risk of the business. We are responsible for billing and collection of all commodity and utility distribution charges to customers in the Georgia market. In addition, we assume the credit risk associated with billing the utility distribution charges in that market. We assumed the billing systems, processes and personnel associated with billing and collections as part of the SESCo acquisition.

We are in the process of moving several of our operational functions to Houston, including IT, customer data solutions, accounting operations and collections. Our corporate functions, including marketing, finance, risk management and legal will remain in Connecticut, as will our corporate headquarters. While we cannot predict the exact timing of the movement of those selected operations to Houston, we expect that the process will be substantially completed by the end of fiscal year 2007.

Our Hedge Facility

Concurrently with the closing of the SESCo acquisition, we entered into a committed exclusive hedging facility with Société Générale. The hedge facility has an initial term of two years with subsequent one year renewal terms. The hedge facility provides us with the ability to enter into NYMEX and basis swaps for a tenor of up to 39 months. Fees under the hedge facility include an annual management fee, a volumetric fee based on the tenor of the swap and fees to allow Société Générale to hedge its potential risks arising from material declines of natural gas market prices based on our overall hedge position with them.

The hedge facility is secured by a first lien on the customer contracts and a second lien on substantially all of our other assets. In addition, we provided a total of $25.0 million as collateral for potential negative mark-to-market changes in the value of the forward hedged position. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedged positions exceed 65,000 MMBtu. Our forward hedged positions as of December 31, 2006 was an unrealized loss of $41.8 million and totaled approximately 30,300 MMBtu which provides us with the ability to increase our forward hedged positions by 115% before we would be required to post any additional collateral.

Our Revolving Credit Facility

In connection with the SESCo acquisition, we, through our wholly owned subsidiaries MxEnergy Inc. and MxEnergy Electric Inc., entered into an amended and restated credit facility with Société Générale, as administrative agent, and the lenders party thereto, referred to as our revolving credit facility. Our revolving credit facility is guaranteed by us and all of our domestic subsidiaries and is secured by a second priority lien on customer contracts and a first priority lien on substantially all of our and our subsidiaries’ other existing and future assets.

MxEnergy Inc. and MxEnergy Electric Inc. are permitted to borrow up to the lesser of (x) $280.0 million (which may be increased to up to $400.0 million under certain circumstances) and (y) the amount of the then applicable borrowing base. Borrowings under our revolving credit facility generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% during the first year of the revolving credit facility, such interest rates will be re-established during subsequent years, with the expectation that such margin percentages will not increase. All outstanding borrowings under our revolving credit facility are due on December 19, 2008. Letters of credit issued under our revolving credit facility will incur charges ranging from 1.375% to 2% per annum.

Our Floating Rate Senior Notes due 2011

On August 1, 2006, we entered into a $190.0 million senior unsecured bridge loan, or the bridge loan, the proceeds of which were used to fund the SESCo acquisition. On August 4, 2006, we issued $190.0 million aggregate principal amount of Floating Rate Senior Notes due 2011, or the notes, at 97.5% of par value in a private placement pursuant to Rule 144A promulgated under the Securities Act. The net proceeds from the sale of the notes were used to repay the bridge loan. Interest on the notes is payable semi-annually at a rate of LIBOR plus 7.5% per annum and is reset semi-annually, in each case, on February 1 and August 1 of each year. In the event we complete one or more equity offerings, we may redeem up to 35% of the aggregate principal amount of the notes on or before August 1, 2009 at a price equal to 100% of the principal amount, plus a premium equal to the rate per annum on the notes outstanding on the date notice is given to redeem the notes plus accrued and unpaid interest to the redemption date.

On December 13, 2006, we purchased $12 million aggregate principal amount of the notes outstanding, and paid accrued interest of approximately $600,000, from an existing bond holder. We obtained the $11 million to repurchase the notes from proceeds under our credit facility with Sowood Commodity Partners Fund LP, or Sowood. The purchase of the $12 million in aggregate principal amount of notes resulted in us recording a gain on early extinguishment of debt of approximately $400,000, which is net of the write-off of approximately $600,000, relating to a pro rata portion of the original issue discount of 2.5% on the notes and unamortized debt issuance costs. The $400,000 was recorded as interest income in our condensed consolidated statement of operations for the three and six months ended December 31, 2006.

Material Weakness in Internal Controls

In connection with the audit of our financial statements for the year ended June 30, 2006, we and our independent auditors reported to the audit committee of our board of directors that certain significant deficiencies in internal controls, when evaluated in the aggregate, result in a material weakness in the design and operation of our internal controls as of June 30, 2006. This material weakness has led to a restatement of our condensed consolidated financial statements for the three and six months ended December 31, 2006.

Adjusted EBITDA

Management believes that Adjusted EBITDA is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management also believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, management believes that Adjusted EBITDA is the most relevant financial measure in assessing our operating performance and liquidity. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) before provision (credit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA is defined by management as net income (loss) before provision (credit) for income taxes, interest expense, depreciation and amortization, stock compensation and unrealized gains (losses) from risk management activities. Management believes the items excluded from EBITDA to calculate Adjusted EBITDA are not indicative of true operating performance or liquidity of the business and reflect non-cash charges. Therefore, we believe that EBITDA would not provide an accurate reflection of the economic performance of the business since it includes the unrealized gains (losses) from risk management activities without giving effect to the offsetting changes in market value of the underlying customer contracts, which are being economically hedged. In addition, as the underlying customer contracts are not marked to market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of natural gas under the customer contracts and the associated realized gain (loss) on risk management activity.

Management uses Adjusted EBITDA for a variety of purposes including assessing the performance and liquidity of the Company, allocating resources for operational initiatives (e.g., revising margins on sales initiatives), allocating resources for business growth strategies (e.g., considering acquisition opportunities), determining new marketing initiatives, determining market entry, rationalizing of internal resources, estimating the equity value of the Company, including its various equity instruments (such as common stock, preferred stock, stock options and warrants), and assessing compensation incentives for employees. Management also provides financial performance measures to its senior executive team and significant shareholders with an emphasis on Adjusted EBITDA, on a consolidated basis, as the appropriate basis in which to measure the performance and liquidity of the business. Furthermore, certain financial covenants in our revolving credit facility contain ratios based on EBITDA and the items excluded to calculate Adjusted EBITDA, as defined above. Accordingly, management and its significant shareholders utilize Adjusted EBITDA as the primary measure when assessing the operating performance and liquidity of the business.

EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools in comparison to operating income or other combined income data prepared in accordance with generally accepted accounting principles, or GAAP. Some of these limitations are:

•                  they do not reflect cash outlays for capital expenditures or contractual commitments;

•                  they do not reflect changes in or cash requirements for, working capital;

•                  they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments, on indebtedness;

•                  they do not reflect income tax expense or the cash necessary to pay income taxes;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including pro forma presentations thereof) do not reflect cash requirements for such replacements;

•                  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•                  other companies, including other companies in our industry, may calculate these measures differently than as presented in this Current Report, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

The table below represents a reconciliation of net (loss) income for the three and six months ended December 31, 2006 and 2005 to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended December 31,
	2006	2005
	(as restated)
Net loss	$(1,156)	$(49,239)
Add: Interest expense, net	8,705	909
Income tax expense (benefit)	1,651	(33,523)
Depreciation and amortization	$6,167	2,575
EBITDA	$15,367	$(79,278)
Subtract: Unrealized gains (losses) from risk management activities	5,689	(87,019)
Add: Stock compensation	(26)	(418)
Adjusted EBITDA	$9,652	$7,323

	Six Months Ended December 31,
	2006	2005
	(as restated)
Net income (loss)	$(38,740)	$21,567
Add: Interest expense, net	17,340	1,325
Income tax (benefit) expense	(23,944)	15,281
Depreciation and amortization	12,677	4,213
EBITDA	$(32,667)	$42,386
Subtract: Unrealized gains (losses) from risk management activities	(41,916)	31,736
Add: Stock compensation	1,265	553
Adjusted EBITDA	$10,514	$11,203

The following table provides a reconciliation of Adjusted EBITDA to net cash used in operating activities and net cash used in investing activities and net cash provided by financing activities for the six months ended December 31, 2006 and 2005 (in thousands).

	Six Months Ended December 31,
	2006	2005
	(as restated)
Adjusted EBITDA	$10,514	$11,203
Interest expense, net	(17,340)	(1,325)
Income tax (benefit) expense	23,944	(15,281)
Deferred tax (benefit) expense	(21,746)	11,583
Unrealized losses on interest rate swaps and amortization of deferred financing fees	4,741	242
Change in assets and liabilities, net of effects of acquisition:
Net inflow (outflow) in restricted cash and short term investments	102	(9,444)
Accounts receivable	(75,699)	(64,784)
Inventories	(16,199)	(15,596)
Margin deposit on hedge facility	(25,000)	—
Option premiums	1,834	—
Income taxes receivable	(6,519)	(4,363)
Security deposits and other assets	4,462	(665)
Accounts payable and accrued expenses	74,272	25,908
Net cash used in operating activities	$(42,634)	$(62,522)

Net cash used in investing activities	$(126,477)	$(10,546)

Net cash provided by financing activities	$175,206	$19,997

Results of Operations

Natural gas accounts for 98% of our total sales which exposes us to a high degree of seasonality in our cash flows and income earned throughout our fiscal year. We utilize a considerable amount of cash from operations and borrowings under our revolving credit facility to fund working capital, primarily inventory purchases, during the months of April through October each calendar year (primarily our last and first fiscal quarters). We sell the majority of our natural gas during the months of November through March of each calendar year (primarily our second and third fiscal quarters). We expect the significant seasonality impacts to our cash flows and income earned will continue during fiscal year 2007.

Three Months Ended December 31, 2006 (as restated) Compared with Three Months Ended December 31, 2005

The average number of RCEs for the three months ended December 31, 2006 was approximately 661,500, an increase of 73%, or approximately 278,100 RCEs, over the same period in the prior year, due to the customers acquired in the SESCo acquisition.

Sales for the three months ended December 31, 2006 were $206.9 million, up $90.0 million, or 77%, compared to the same period in the prior year, principally due to increased natural gas consumption associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.38 to $11.35 per MMBtu, largely due to the higher price of natural gas when fixed price customer contracts were added or renewed in addition to fee income realized from certain of the SESCo customers we acquired. MXenergy sold approximately 18,000,000 MMBtus of natural gas during the three months ended December 31, 2006 compared to approximately 11,387,000 MMBtus during the same period in the prior year. The increased volume is attributable to the customer contracts acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of the warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the three months ended December 31, 2006.

Gross profit for the three months ended December 31, 2006 was $31.9 million compared to a gross loss of $73.7 million in the same period in the prior year. The change is primarily related to unrealized gains on our risk management activities of $5.7 million and unrealized losses on our risk management activities of $87.0 million for the three months ended December 31, 2006 and 2005, respectively, resulting from changes in forward natural gas prices between the periods. This impact should be fully offset in future periods by higher gross profits, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts.

We have elected not to designate any derivative instruments as hedges in accordance with the provisions of SFAS No. 133. Accordingly, any changes in derivative fair value must be adjusted through unrealized losses or gains from risk management activities in the consolidated statements of operations as evidenced by the $5.7 million and $87.0 million of unrealized gains and losses on risk management activities previously discussed. In addition, the election not to perform hedge accounting can have an impact on earnings as the losses (gains) on realized risk management activities may impact earnings during a different period than the associated margin achieved on the physical sale of natural gas. Each period we do not perform hedge accounting is specifically impacted by realized gains or losses on risk management activities recorded in the prior period, which under hedge accounting would have been deferred in the prior period and recorded in the current period, and gains or losses on realized risk management activities recorded in the current period which under hedge accounting would have been deferred in the current period and recorded in the subsequent period. Under hedge accounting, deferring realized gains or losses on risk management activities would ensure that such realized gains or losses are eventually recorded in the same period as the associated margin achieved when inventory is sold to customers under fixed rate contracts (i.e., the hedging gains and losses would be recorded in the same period as the item being hedged affects earnings).

In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the three months ended December 31, 2006 was $26.2 million, an increase of $12.9 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $3.0 million of net gains recorded in the same period in the prior year and $0.6 million of estimated net losses recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas. The discussion of the impact of the estimated $0.6 million of realized losses and estimated $3.0 million of realized gains on our earnings for the three months ended December 31, 2006 and 2005, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to gross profit earned on customer contracts acquired in connection with the SESCo acquisition.

Operating expenses for the three months ended December 31, 2006 were $22.7 million, up 180% from $8.1 million in the three months ended December 31, 2005. This increase was primarily due to increased staffing levels and related costs, higher customer care costs, increased depreciation and amortization expense, all of which were mainly related to the SESCo acquisition. In addition, during the three months ended December 31, 2006, we recorded rationalization charges of $0.5 million related to the SESCo acquisition.

For the three months ended December 31, 2006, MXenergy recorded $1.7 million of income tax expense compared to a $33.5 million income tax benefit for the same period in the prior year. The change from the prior year is attributable to a change from a pre-tax loss for the three months ended December 31, 2005 of $82.8 million to pre-tax income for the period ended December 31, 2006 of $0.5 million. In addition, the effective tax rate for the three months ended December 31, 2006 was approximately 334% due to a decrease in MXenergy’s annualized effective tax rate as calculated during the quarter. The decrease in the annualized effective tax rate was primarily due to a revision in MXenergy’s fiscal year 2007 projected results during the quarter and a revision in the state effective tax rate. All other significant changes were previously discussed.

Adjusted EBITDA was $9.7 million for the three months ended December 31, 2006, as compared to Adjusted EBITDA of $7.3 million for the same period in the prior year. Adjusted EBITDA is a non-GAAP performance and liquidity measure. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The increase of $2.4 million versus the same period in the prior year was primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition on August 1, 2006. Included in the net increase of $2.4 million is an estimated net loss of $0.6 million in the current period as compared to an estimated net gain of $3.0 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. The net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts. MXenergy also recorded $1.8 million in realized losses during the three months ended December 31, 2006 relating to a decision to vary the timing between withdrawing natural gas from inventories and purchasing such natural gas from its physical suppliers during the winter months (i.e., November through March) to satisfy customer demand. The $1.8 million in realized losses during the three months ended December 31, 2006 will be offset by greater realized gains during the quarter ended March 31, 2007 as the Company withdraws natural gas from storage to satisfy customer demand during that period. In addition, during the three months ended December 31, 2006, MXenergy recorded rationalization charges of $0.5 million related to the SESCo acquisition. After taking into consideration the gains and losses on risk management activities, the losses realized on customer supply management practices and rationalization charges recorded relating to the SESCo acquisition, MXenergy reported a net increase of $8.2 million during the three months ended December 31, 2006 over the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition. Offsetting the $8.2 million increase over the same period in the prior year was a decrease in gross profit earned per customer due to a 14% decrease in heating degree days across our natural gas markets for the three months ended December 31, 2006 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. A 14% decrease in heating degree days resulted in a decrease of approximately 1,844,000 MMBtus of natural gas sold, or a decrease of approximately $3.9 million of gross profit realized, during the three months ended December 31, 2006 in comparison to the same period in the prior year. A heating degree day is defined as the difference between 65 degrees Fahrenheit and the average ambient temperature for a day (e.g., a 45 degree Fahrenheit temperature is equivalent to 20 heating degree days).

Six Months Ended December 31, 2006 (as restated) Compared with Six Months Ended December 31, 2005

The average number of RCEs for the six months ended December 31, 2006 was approximately 583,000, an increase of 58% or approximately 213,200 RCEs, over the same period in the prior year, due to the customers acquired in the SESCo acquisition.

Sales for the six months ended December 31, 2006 were $281.2 million, up $131.4 million, or 88%, compared to the same period in the prior year, primarily due to natural gas consumption associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.83 to $11.30 per MMBtu, largely due to the higher price of natural gas when fixed price customers were added or renewed and fee income realized from certain of the SESCo customers we acquired. MXenergy sold approximately 24,200,000 MMBtus of natural gas during the six months ended December 31, 2006 compared to approximately 14,813,000 MMBtus during the same period in the prior year. The increased volume is largely attributable to the customers acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the last two months of the six months ended December 31, 2006.

Gross loss for the six months ended December 31, 2006 was $2.5 million compared to gross profit of $54.1 million in the same period in the prior year. The decrease is primarily related to unrealized losses on our risk management activities of $41.9 million and unrealized gains on our risk management activities of $31.7 million for the six months ended December 31, 2006 and 2005, respectively, resulting from changes in forward natural gas prices between the periods. This impact should be fully offset in future periods by higher gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts.

In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the six months ended December 31, 2006 was $39.4 million, an increase of $17.0 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $8.9 million of realized gains recorded in the same period in the prior year and $1.1 million of estimated realized losses recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas during the period. The discussion of the impact of the estimated $1.1 million of realized losses and $8.9 million of estimated realized gains on our earnings for the six months ended December 31, 2006 and 2005, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to margin earned on customer contracts acquired in connection with the SESCo acquisition.

Operating expenses for the six months ended December 31, 2006 were $42.8 million, up 168% from $15.9 million in the six months ended December 31, 2005. This was primarily due to increased staffing levels and related costs, higher customer care costs and increased depreciation and amortization expense, all of which were mainly related to the SESCo acquisition. In addition, we recorded rationalization charges of $1.0 million and compensation expenses of $0.8 million for management bonuses related to the SESCo acquisition.

For the six months ended December 31, 2006, MXenergy recorded $23.9 million of income tax benefit compared to $15.3 million of income tax expense for the same period in the prior year. The change from the prior year is attributable to the change from pre-tax income of $36.8 million for the six months ended December 31, 2005 to a pre-tax loss of $62.7 million for the six months ended December 31, 2006. All significant changes were previously discussed.

Adjusted EBITDA for the six months ended December 31, 2006 was $10.5 million as compared to Adjusted EBITDA of $11.2 million for the same period in the prior year. Adjusted EBITDA is a non-GAAP performance and liquidity measure. The decrease of $0.7 million versus the same period in the prior year was due primarily to an estimated net loss of $1.1 million in the current period versus an estimated net gain of $8.9 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. The net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on gross profit when the inventory is sold to customers under fixed rate contracts. MXenergy also recorded $1.8 million in realized losses  during the six months ended December 31, 2006 relating to customer supply management practices, as previously discussed. In addition, MXenergy recorded non-recurring rationalization charges and compensation expense of $1.0 million and $0.8 million respectively, related to the SESCo acquisition. After taking into consideration the gains and losses on risk management activities, the losses realized on customer supply management practices and rationalization and compensation charges recorded relating to the SESCo acquisition, MXenergy reported a net increase of $12.9 million during the six months ended December 31, 2006 over the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition. Offsetting the $12.9 million increase over the same period in the prior year was a decrease in gross profit earned per customer due to a 14% decrease in heating degree days across our natural gas markets for the last three months of the period ended December 31, 2006 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. Management estimates that the warmer-than-normal weather in the quarter ended December 31, 2006 resulted in a decrease of approximately 1,844,000 MMBtus of natural gas sold, or approximately $3.9 million of gross profit realized, during the six months ended December 31, 2006 in comparison to normalized weather forecasts.

Liquidity and Capital Resources

Our principal source of liquidity for funding our ongoing operations is cash from operations and availability under our revolving credit facility and the Sowood credit facility. Our liquidity requirements arise primarily from our obligations under the indebtedness incurred in connection with customer acquisition costs and the funding of our overall seasonal working capital needs. Because we sell natural gas and electricity, we are subject to material variations in short-term indebtedness under our revolving credit facility and the Sowood credit facility on a seasonal basis, due to the timing of commodity purchases to meet customer demands. For the three months ended December 31, 2006 and 2005, the average amount of borrowings under our revolving credit facility and the Sowood credit facility, including seasonal borrowings, was $2.3 million and $30.8 million, respectively, and $1.6 million and $26.8 million for the six months ended December 31, 2006 and 2005, respectively. For the years ended June 30, 2006, 2005 and 2004, the average amount of borrowings under our revolving credit facility and the Sowood credit facility, including seasonal borrowings, was $20.2 million, $20.8 million and $32.6 million, respectively. For the year ended June 30, 2007, we estimate that we will utilize approximately $25 to $35 million of our revolving credit facility for our seasonal working capital requirements. We may use the available portion of our revolving credit facility and the Sowood credit facility, after taking into account our seasonal needs and outstanding letters of credit, for acquisitions and other permitted purposes.

At December 31, 2006, we had $12.2 million of cash on hand. During the six months ended December 31, 2006, we used proceeds from the notes of $185.3 million, $11.0 million of proceeds from our Sowood credit facility and a $3.3 million cash deposit to fund operating activities of $42.6 million, the purchase price of the SESCo acquisition of $126.0 million, customer acquisitions of $2.4 million, capital expenditures of $1.4 million, debt financing costs of $9.2 million, repurchase of notes of $11.7 million, purchase of common stock for cancellation of $0.2 million and to increase cash balances by $6.1 million.

At December 31, 2005, we had $0.6 million of cash on hand. During the six months ended December 31, 2005, we used cash balances of $53.1 million, net cash proceeds from loans of $20.1 million and inflow to fund restricted cash and short term investments of $9.4 million, operating activities of $53.1 million, the purchase of a customer portfolio from Castle of $3.2 million, customer acquisitions of $4.5 million, capital expenditures of $2.9 million and to purchase $0.1 million of common stock for cancellation.

Our Hedge Facility

Prior to entering into the credit facility with Société Générale in December 2005, MXenergy utilized a supplier finance arrangement with Virginia Power Enery Marketing, Inc. or VPEM. In September 2002, MXenergy entered into a five year Energy Marketing Agreement, or EMA, with VPEM. The EMA provides for exclusive physical supply in specified LDC territories and, prior to December 2005, allowed MXenergy to borrow amounts based on the level of our trade receivables and inventories. The terms of the loans varied but were generally due in either 60-day or 300-day increments for receivables and inventory. Interest under the loans accrued at prime to prime plus 2% depending on the term of the advance. In addition, the EMA provided for borrowings of up to $6.5 million to meet certain collateral requirements with LDCs (including third party guarantees) which accrued interest at 3% per annum. The EMA provided us with the ability to enter into NYMEX Henry Hub and natural gas basis swaps for terms of up to 39 months without having to post any cash collateral for margining. Administrative fees and other volumetric based expenses also applied to the total financing costs of the EMA. The EMA was secured by a first lien on all of MXenergy’s assets prior to the closing of the credit facility in December 2005.

In conjunction with the closing of the credit facility in December 2005, the EMA was amended to eliminate the provision for cash borrowings and the $6.5 million for guarantees. In addition, we must satisfy all physical and financial purchases on industry standard credit terms. Any physical gas purchases from VPEM in excess of $25.0 million must be collateralized with cash or letters of credit.

The hedge facility with Société Générale replaced the financial hedging component of the EMA including the $25 million of open credit on physical gas purchases, as previously discussed. We posted an initial balance of $25.0 million in collateral as margin for the hedge facility. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedged positions exceed 65,000 MMBtu. Our forward hedged positions as of December 31, 2006 was an unrealized loss of $41.8 million and totaled approximately 30,300 MMBtus which provides us with the ability to increase our forward hedged positions by 115% before we would be required to post any additional collateral. For more information about our hedge facility, see “—The SESCo Acquisition and Related Transactions” above.

Our Revolving Credit Facility

Under our revolving credit facility, MxEnergy Inc. and MxEnergy Electric Inc. are permitted to borrow up to the lesser of (x) $280.0 million (which may be increased to up to $400.0 million under certain circumstances) and (y) the amount of the then applicable borrowing base. Borrowings under our revolving credit facility generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% per annum and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% per annum during the first year of the revolving credit facility. Such interest rates will be re-established during subsequent years, with the expectation that such margin percentages will not increase. All outstanding borrowings under our revolving credit facility are due on December 19, 2008. Letters of credit issued under our revolving credit facility will incur charges ranging from 1.375% to 2% per annum.

Our revolving credit facility contains customary covenants that restrict certain activities including, among others, limitation on capital expenditures, disposal of property and equipment, incurrence of additional indebtedness, issuance of capital stock and dividend payments. Financial covenants under our revolving credit facility include, among others, minimum tangible net worth, minimum working capital and interest coverage, each as defined in our revolving credit facility. Our revolving credit facility also contains customary events of default. For more information about our revolving credit facility, see “—The SESCo Acquisition and Related Transactions” above.

As of the date hereof, we are in compliance with the covenants under our revolving credit facility and we expect to continue to be in compliance during the next twelve months (i.e. through December 31, 2007). Because we have been in compliance with the covenants in our revolving credit facility, these covenants have not had a material impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations or otherwise pursue our business plan could be limited by these covenants, and if we are unable to obtain financing for our operations or otherwise pursuing our business plan, our growth may be impaired and our revenues may decline.

Our Floating Rate Senior Notes due 2011

The indenture governing the notes contains covenants that limit our ability and the ability of our subsidiaries to, among other things, incur additional debt or issue certain preferred shares; pay dividends on, redeem or repurchase our capital stock or make other restricted payments; make investments; create certain liens; sell certain assets; enter into agreements that restrict the ability of our subsidiaries to make dividend or other payments to us; guarantee indebtedness; engage in transactions with affiliates; prepay, repurchase or redeem the notes; create or designate unrestricted subsidiaries; and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. If a change of control, as defined in the indenture governing the notes, were to occur, we will be obligated to make an offer to purchase the notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change in control were to occur, we may not have the financial resources to repay all of our obligations under the notes. For more information about the notes, see “—The SESCo Acquisition and Related Transactions” above.

Unlike our revolving credit facility, the financial covenants in the indenture governing the notes primarily limit our ability to incur additional debt, make distributions or engage in other actions rather than require us to maintain certain financial ratios or levels. Consequently, the covenants in the indenture have not had a significant impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations could be limited by these covenants, and if we are limited in our ability to obtain financing, our operations, financial condition and results of operations could be adversely affected.

In August 2006, we entered into interest rate swap agreements to hedge the floating rate interest expense on the notes. The swaps are fixed-for-floating and settle against the six month LIBOR rate. The fixed rates under the swaps range from 5.68% to 5.72% per annum. The total notional amount of the interest rate swaps is $130 million with an average term of four years. None of the interest rate swap agreements have been designated as a hedge under SFAS No. 133; accordingly, changes in the market value of the interest rate swaps have been and will be charged to interest expense.

On December 13, 2006, we purchased $12 million of the $190 million aggregate principal amount of notes outstanding, and paid accrued interest of approximately $600,000, from an existing bond holder at 92% of face value. We obtained the $11 million to re-purchase the notes from proceeds under the Sowood credit facility. The purchase of the $12 million in aggregate principal amount of notes resulted in us recording a gain on early extinguishment of debt of approximately $400,000, which is net of the write-off of approximately $600,000, relating to a pro rata portion of the original issue discount of 2.5% on the notes and unamortized debt issuance costs. The $400,000 was recorded as interest income in our consolidated statement of operations for the three and six months ended December 31, 2006.

Sowood Credit Facility

Our subsidiary, MxEnergy Inc. entered into an amended and restated loan agreement with Sowood on November 14, 2003, which loan agreement was amended on March 22, 2004. We may borrow up to $12.0 million under the Sowood credit facility. Amounts borrowed under the Sowood credit facility may be repaid and reborrowed from time to time. On December 13, 2006 we borrowed $11 million under the Sowood credit facility to repurchase $12 million in aggregate principal amount of the notes outstanding.

Borrowings under the Sowood credit facility bear interest at a rate of 9% per annum. All outstanding borrowings under the Sowood credit facility will be due on May 14, 2009 or such later date as approved by Sowood in its sole discretion. Borrowings under the Sowood credit facility are secured by a pledge of substantially all of the assets of MxEnergy Inc. As of December 31, 2006, $11 million was outstanding under the Sowood credit facility. As of December 31, 2005, no amounts were outstanding under the Sowood credit facility.

The Sowood credit facility contains operating and financial covenants. These financial and operational covenants are based on definitions contained in the Sowood credit facility. The financial and operational covenants require MxEnergy Inc. to maintain, among other things, minimum forward book values, minimum total asset values, minimum qualified accounts and minimum consolidated EBITDA.

As of December 31, 2006, we were in compliance with the covenants under the Sowood credit facility. Because we have been in compliance with the covenants in the Sowood credit facility, these covenants have not had a material impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations or otherwise pursue our business plan could be limited by these covenants, and if we are unable to obtain financing for our operations or otherwise pursuing our business plan, our growth may be impaired and our revenues may decline.

Other

Credit terms from our suppliers of natural gas and electricity often require us to post collateral against our energy purchases. In addition, many of the LDCs behind which we serve customers require that we provide collateral to secure our delivery obligations. We currently finance these collateral obligations with letters of credit under our revolving credit facility or from available cash. Increases in the amount of security we are required to post could adversely affect our liquidity. As of December 31, 2006, we had $151.4 million in letters of credit, $0.3 million in restricted cash and $0.5 million in deposits used as collateral in connection with LDC operating agreements or to support energy purchases.

Estimates for liquidity requirements are highly dependent on then current market conditions including forward prices for energy and market volatility. In determining our liquidity needs, we assume that we will not be provided with any unsecured credit from third parties.

Based upon our current plans, level of operations and business conditions, we believe that our restricted and unrestricted cash, cash generated from operations, availability under our revolving credit facility and the Sowood credit facility and the net proceeds received by us from the offering of the notes will be sufficient to meet our capital requirements and working capital needs for the foreseeable future.

Employee Restructuring

In August 2006, we approved and announced to employees a plan to move certain of our operations to Houston, Texas in connection with the SESCo acquisition. The terms of the rationalization plan, which are specific to each employee affected, include various employee benefit cost components such as severance, retention bonuses and reimbursement of relocation costs. Certain of the employee benefit costs are contingent on future events, such as continued employment during defined transition periods. We estimate the maximum rationalization charges for the plan, all of which relate to employee severance and benefits, will amount to approximately $1.5 million. We recorded rationalization charges of $0.5 million and paid rationalization charges of $0.1 million during the three months ended December 31, 2006 and recorded rationalization charges of $1.0 million and paid rationalization charges of $0.3 million during the six months ended December 31, 2006. We expect to record $0.4 million and $0.1 million of rationalization charges during the remainder of fiscal year 2007 and fiscal year 2008, respectively. We expect to pay $0.5 million and $0.7 million of such employee severance and benefits during the remainder of fiscal year 2007 and fiscal year 2008, respectively, utilizing cash flows from operations. All rationalization charges have been recorded to general and administrative expenses in the condensed consolidated statement of operations.

Off-Balance Sheet Arrangements

As of December 31, 2006, we did not have any off-balance sheet arrangements.

Summary of Contractual Obligations

The following table discloses aggregate information about MXenergy’s contractual obligations and commercial commitments as of December 31, 2006 (in millions):

	Outstanding	Less Than 1 Year	2-3 Years	3-5 Years	Thereafter	Total
Notes(1)	$174.0	$—	$—	$174.0	$—	$174.0
Our revolving credit facility(2)	—	—	—	—	—	—
Sowood credit facility(3)	11.0	—	11.0	—	—	11.0
Hedge facility	1.0	—	1.0	—	—	1.0
Operating leases	4.2	0.7	1.5	0.8	1.2	4.2
Unconditional purchase obligations(4)	2.6	1.2	1.4	—	—	2.6
Unconditional purchase obligations(5)	153.1	118.7	34.4	—	—	153.1
Redeemable convertible preferred stock(6)	31.0	—	—	31.0	—	31.0
Total	$376.9	$120.6	$49.3	$205.8	$1.2	$376.9

(1)             Excludes annual interest expense, estimated to be $23.0 million, and includes $4.1 million of debt discount.

(2)             Excludes annual interest expense and $151.3 million in issued letters of credit.

(3)             On December 13, 2006, we borrowed $11 million under the Sowood credit facility to repurchase $12 million in aggregate principal amount of the notes outstanding. Balance outstanding at December 31, 2006 is reflected based on the contractual termination date of our revolving credit facility. Excludes annual interest expense, estimated to be $0.9 million.

(4)             Represents forward physical basis contracts and only the fixed portion thereof.

(5)             Represents forward physical basis contracts and only the variable portion thereof. The variable portion is indexed as the NYMEX settle price for the corresponding delivery month in which the natural gas is purchased. The estimated contractual obligations are based on the NYMEX forward curve as of December 31, 2006 for all corresponding delivery months.

(6)             Excludes annual dividends and does not give effect to redemption at the fair market value of the shares of our Series A Convertible Preferred Stock. The holders of our Series A Convertible Preferred Stock will have the right to “put” such stock to the Company after June 30, 2009.

Critical Accounting Policies

There have been no changes in our critical accounting policies from those described in our Annual Report for the fiscal year ended June 30, 2006.

New Accounting Standards

The following new accounting standard was issued and adopted by us on July 1, 2006.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment”, or SFAS No. 123R, which requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and the measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide services in exchange for the award (the vesting period). SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25 and its related interpretations. We adopted SFAS No. 123R on July 1, 2006.

As we historically utilized the minimum value method for pro forma disclosures under the original provisions of SFAS No. 123, we were required to adopt the provisions of SFAS No. 123R using the prospective method. Under the prospective method, we will continue to account for non-vested awards outstanding at the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified or settled after the adoption will be accounted for using the measurement, recognition and attribution provisions of SFAS No. 123R. The adoption of SFAS No. 123R did not have any financial impact on our financial position, results of operations or cash flows for awards granted prior to June 30, 2006. During the three and six months ended December 31, 2006, we granted 508,000 stock option awards to various employees..

The following new accounting standards were issued, but have not yet been adopted by us as of December 31, 2006:

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” or FIN No. 48. FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN No. 48 is effective for us on July 1, 2007. We have not yet determined the impact of adopting FIN No. 48 on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157, which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 also responds to investors’ requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (i.e., our fiscal year ended June 30, 2009). Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We have not yet determined the impact of adopting SFAS No. 157 on our financial statements.

Inflation

We do not believe inflation has a significant effect on our operations.